Exhibit 99.1

Contacts:	Maureen Byrne
Roche
(973) 562-2203
maureen.byrne@roche.com

Bethany Greer
Trimeris, Inc.
(919) 419-6050
bgreer@trimeris.com

Sarah Gudema
Manning Selvage & Lee
(617) 937-2590
sarah.gudema@mslpr.com

New Program Offers Immediate Access to FUZEON® for Patients in Expanded

Access Programs of Investigational HIV Therapies

– FUZEON Accelerated Simultaneous Access Program (ASAP) Addresses

Critical Needs for Growing Number of Treatment-Experienced Patients –

NUTLEY, N.J. and DURHAM, N.C. (December 1, 2004) – To address the needs of treatment experienced patients living with HIV disease, Roche and Trimeris are launching the FUZEON Accelerated Simultaneous Access Program (ASAP). This new initiative will provide immediate access to FUZEON for patients who are starting treatment with FUZEON in combination with an investigational anti-HIV drug obtained through an expanded access program (EAP). FUZEON ASAP will help facilitate simultaneous initiation of FUZEON with an active investigational agent in a regimen where deemed medically appropriate by a physician. FUZEON, co-developed by Roche and Trimeris (Nasdaq: TRMS), is the first and only fusion inhibitor for the treatment of HIV.

“Most patients enrolled in EAPs have limited treatment options due to extensive antiviral drug resistance. According to the 2004 HIV treatment guidelines just issued by the U.S. Department of Health and Human Services, it is recommended that patients with moderate treatment experience and documented drug resistance be placed on regimens with two active agents to maximize virus suppression and limit further drug resistance,” said Cal Cohen, M.D., Research Director, Community Research Initiative of New England.

For patients who are starting treatment with FUZEON in combination with an investigational drug in expanded access, FUZEON ASAP will provide up to a 60-day supply of FUZEON at no cost to the patient, which consists of an immediate shipment of a 30-day supply and an additional 30-day supply if reimbursement is still pending. Upon request, patient support and adherence programs, including at-home nurse visits, will be provided to help facilitate successful initiation and continuation of therapy throughout the duration of treatment. Roche and Trimeris cannot ensure access to FUZEON for all patients beyond the initial 60 days if reimbursement is not then established. However, reimbursement assistance will be available to assist in securing coverage for continued FUZEON use. Patients may also qualify for drug coverage under the Roche Patient Assistance Program.

Data recently presented at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and Infectious Diseases Society of America (IDSA) Annual Meeting reiterate the importance of a regimen containing FUZEON along with an active boosted protease inhibitor (PI) for treatment-experienced patients:

•	In the RESIST-1 trial, a Phase III study of the investigational PI tipranavir in treatment-experienced patients, the highest response rates seen were in patients receiving both FUZEON and boosted tipranavir together in their treatment regimen. Almost half (47 percent) of patients who took FUZEON with boosted tipranavir and other anti-HIV drugs achieved undetectable levels of HIV (less than 400 copies/mL). Participants in the study were very treatment-experienced, including prior experience with several protease inhibitor-containing regimens.

•	A retrospective subset analysis of 48-week data from the TORO phase III studies demonstrated that almost twice as many (52 percent) treatment-experienced patients who took FUZEON with an active boosted PI regimen achieved undetectable levels of HIV (less than 400 copies/mL), compared to those receiving an active boosted PI regimen without FUZEON (27 percent). Patients taking FUZEON with an active boosted PI regimen also experienced a significantly greater immunological response, with a median increase of 104 cells/mm3 vs. an increase of 57 cells/mm3 among patients receiving an active boosted PI regimen without FUZEON. These results demonstrate that, in triple class experienced patients, the use of a new class (fusion inhibitors) significantly enhances the antiviral activity of new active boosted PIs.

TORO and RESIST-1 are two large trials conducted in treatment-experienced patients, and both studies demonstrate substantial virologic and immunologic responses from antiretroviral regimens containing FUZEON plus an active boosted PI.

Physicians participating in expanded access programs of investigational anti-HIV therapies can enroll their patients in FUZEON ASAP by contacting the FUZEON Answer Center at 1-877-4FUZEON (877-438-9366).

Facts About FUZEON

Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

TORO Study Design

TORO 1 [T-20 (FUZEON) vs. Optimized Regimen Only] and TORO 2 were randomized, open-label Phase III trials that enrolled approximately 1,000 HIV-1 infected patients at 112 centers internationally. Patients were treatment-experienced and/or had documented resistance to each of the other three classes of anti-HIV drugs. At entry, resistance testing and patient treatment history were used together to aid in the selection of an individualized regimen of three to five anti-HIV drugs for each patient. After selection of the regimen, patients were randomized 2:1 to receive either the regimen in combination with FUZEON (FUZEON arm) or the individualized regimen alone (control arm). Patients randomized not to receive FUZEON were allowed to add FUZEON to their regimens after week eight if they met virological failure criteria or at the 48-week timepoint. At baseline, patients were heavily treatment-experienced: they had a median HIV RNA level of more than 5.0 log10 copies/mL, a median CD4 cell count of less than 100 cells/mm3, and had been treated with anti-HIV drugs for an average of seven years.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient-years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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